EXHIBIT 16

FOR IMMEDIATE RELEASE                                                       NEWS
May 11, 1999                                         Nasdaq National Market/AVRT
                                                            http://www.avert.com

   AVERT, INC. AND ADP FINALIZE THREE YEAR JOINT MARKETING AGREEMENT TO OFFER
    AVERT SERVICES TO CUSTOMERS OF ADP'S EMERGING BUSINESS SERVICES DIVISION

FORT  COLLINS,  Colorado  -  Avert,  Inc.  (Nasdaq  National  Market/AVRT),   an
Internet-based information services company providing employment screening and support to a diverse nationwide client base, today announced an agreement with Automatic Data Processing, Emerging Business Services division of ADP Employer Services, (New York Stock Exchange/AUD) to enter into a joint marketing partnership. This agreement calls for Avert services to be offered electronically to ADP customers through the Emerging Business Services division, nationwide. The term of the agreement is three years.

"Over the past 18 months, we focused on redesigning Avert's processes toward those of an Internet-based company capable of leveraging technology to provide human resource services," commented Dean Suposs, President and Chairman of Avert, Inc. "From this project, we gained the ability to handle massive growth and maintain our great customer service, for which we are so well known. Part of this redesign was to find a sales and marketing partner that would allow us to take advantage of our capabilities. ADP is the perfect partner. They have the size to blanket the U.S. market. They have a stellar reputation and a huge customer base that wants the service, as proven in our pilot programs. I am excited about the growth opportunities that lay ahead for Avert and ADP."

The focus of this agreement calls for ADP's Emerging Business Services division to actively market Avert services to its 325,000 customers in a package format called Safehire. Safehire uses a combination of cross-referenced and cascading on-line services to provide ADP's customers with a very cost-effective way to help screen employees and reduce their hiring risk. Beginning this summer, ADP Emerging Business Services sales representatives will actively market the Safehire service to existing clients and prospects. Avert and ADP have also agreed to support the sales effort with a variety of marketing programs such as web-site promotions, payroll inserts and joint tradeshow appearances. Client orders will be managed through a customized version of AvertNet; Avert's Internet based order system

About ADP.
ADP (NYSE:AUD), is one of the largest independent computing services firms in the world with more than $5 billion in revenues and more than 425,000 clients. ADP provides computerized transaction processing, data communications, software, and information services to companies in virtually every industry. ADP Employer Services is the world's largest provider of payroll services and human resource administration systems. It offers a comprehensive range of benefits, payroll and business tax deposit and reporting, time and labor management, unemployment compensation management, and retirement plan services.

About Avert, Inc.
Avert is the leading provider of Internet pre-employment screening solutions linked through AVERTnet (Y2K Compliant), a secure network of Internet background checking services. Avert uses Internet technology to create solutions that streamline the hiring process. More than 10,000 companies nationwide utilize Avert and the Web-based background checking system which incorporates criminal court records, driving records, previous employment verification, workers' compensation histories, credit histories, education verification and Social Security Number validations. AVERTnet is customized to meet the unique concerns, policies and procedures of companies nationwide. Additional information about Avert background checking solutions and the Company's SEC www.avert.com.ailable on the Internet at

Contact:
Avert Inc. Investor Relations                                       970.484.7722

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